EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

FGI Industries Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(6)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity Other Debt Other Unallocated (Universal Shelf)	Ordinary Shares, par value $0.0001 per share Preferred Shares, par value $0.0001 per share Senior Debt Securities Subordinated Debt Securities Share Purchase Contracts Warrants Rights Units (3)	457(o)	(1)	(2)	$25,000,000(1)	0.0001476	$3,690
	Equity	Ordinary Shares, par value $0.001(4)	457(c)	6,816,250	$1.41 (5)	$9,610,913	0.0001476	$1,419
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$34,610,913	0.0001476	$5,109
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,109

(1)

An indeterminate number of securities or aggregate principal amount, as the case may be, of ordinary shares and preferred shares, such indeterminate principal amount of debt securities, such indeterminate number of purchase contracts to purchase ordinary shares, preferred shares or debt securities, such indeterminate number of warrants to purchase ordinary shares, preferred shares or debt securities, such indeterminate number of rights and such indeterminate number of units (the “Universal Shelf Securities”), as shall have an aggregate initial offering price not to exceed $25,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $25,000,000, less the aggregate offering price of any securities previously issued hereunder. Any securities issued hereunder may be sold separately or as units with other securities issued hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of debt securities, common stock and preferred stock as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.

(2)

The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with the sale and issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Any securities registered under the registration statement may be sold separately or as units with other securities registered under the registration statement.
(4)	Shares to be offered for sale by selling shareholder.
(5)

The proposed maximum offering price per share and in the aggregate are based on $1.41, which is the average of the high and low sale prices of the registrant’s common stock, as reported on The Nasdaq Stock Market on April 4, 2024, which date is within five business days prior to filing this registration statement.